AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 2008

REGISTRATION STATEMENT NO. 333-

SECURITIES AND EXCHANGE COMMISSION

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	94-3267443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

(919) 862-1000

(Address, including zip code, of registrant’s principal executive offices)

2005 Stock Plan (as amended June 12, 2008)

(Full title of the plan)

Mark D. Reeth

General Counsel and Vice President, Corporate Compliance

Salix Pharmaceuticals, Ltd.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

(919) 862-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Donald R. Reynolds, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Telephone: (919) 781-4000

Facsimile: (919) 781-4865

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	837,311 shares	$7.10	$5,944,908	$233.63

(1)	Consists of 837,311 additional shares reserved for issuance under the Registrant’s 2005 Stock Plan (as amended June 12, 2008). The remaining 3,062,689 shares available for issuance under the Registrant’s 2005 Stock Plan were registered under Registration Statement Nos. 333-135268, 333-126290, 333-63604, 333-96771 and 333-116675.
(2)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on June 10, 2008 in accordance with Rule 457(c).
(3)	Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the Registrant’s 2005 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents heretofore filed by Salix Pharmaceuticals, Ltd. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 18, 2008;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed pursuant to Section 13 of the Exchange Act on May 7, 2008;

(c) The Company’s Current Reports on Form 8-K, filed, but not furnished, pursuant to Section 13 of the Exchange Act on January 2, January 24, February 6, February 13, February 19, February 27, March 4, March 7, March 19, April 22, May 7, May 15, May 20, and May 22, 2008;

(d) The Company’s definitive proxy statement on Schedule 14A, filed pursuant to Section 14 of the Exchange Act, for the 2008 annual meeting of stockholders, as filed with the Commission on April 25, 2008; and

(e) The description of the Company’s common stock contained in Items 1 and 2 of the Company’s Registration Statement on Form 8-A filed with the Commission on January 10, 2003 pursuant to Section 12(g) of the Exchange Act, as amended from time to time.

All documents filed, but not furnished, by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may, from time to time been furnished, to the SEC be incorporated by reference into or otherwise became a part of this registration statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the shares of common stock to be issued in this offering will be passed upon for the Company by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. Donald R. Reynolds, a partner at Wyrick Robbins, is married to an employee of the Company who holds 26,392 shares of the Company’s common stock and options to purchase 126,052 shares of the Company’s common stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

The Company’s certificate of incorporation, as amended, provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The Company’s certificate of incorporation, as amended, also provides that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

10.62	2005 Stock Plan (as amended June 12, 2008).

23.1	Consent of PriceWaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (see page S-1).

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morrisville, State of North Carolina, on the 12th day of June 2008.

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
Carolyn J. Logan,
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Carolyn J. Logan and Adam C. Derbyshire, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Carolyn J. Logan	President, Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2008
Carolyn J. Logan

/s/ Adam C. Derbyshire	Senior Vice President, Finance & Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	June 12, 2008
Adam C. Derbyshire

/s/ John F. Chappell	Director	June 12, 2008
John F. Chappell

/s/ Thomas W. D’Alonzo	Director	June 12, 2008
Thomas W. D’Alonzo

/s/ Richard A. Franco	Director	June 12, 2008
Richard A. Franco

/s/ William Harral III	Director	June 12, 2008
William Harral III

/s/ William P. Keane	Director	June 12, 2008
William P. Keane

/s/ Mark A. Sirgo	Director	June 12, 2008
Mark A. Sirgo

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